Exhibit 4.1

VERAZ NETWORKS, INC.

REGISTRATION RIGHTS AGREEMENT

OCTOBER 1 , 2010

VERAZ NETWORKS, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the 1st day of October, 2010, by and among VERAZ NETWORKS, INC., a Delaware corporation (the “Company”) and the parties listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”1

RECITALS

WHEREAS, the Company entered into that certain Acquisition Agreement with Dialogic Corporation (“Dialogic”) dated May 12, 2010 (the “Acquisition Agreement”) pursuant to which, among other things, the Company would acquire all of the outstanding common shares and preferred shares in the capital of Dialogic (the “Dialogic Shares”) from the Investors;

WHEREAS, at the closing of the transactions contemplated by the Acquisition Agreement, the Investors will acquire shares of the Company’s Common Stock (the “Common Stock”) in exchange for the Destiny Shares (the “Share Exchange”); and

WHEREAS, in connection with the consummation of the Share Exchange, the Company and the Investors have agreed to certain registration rights as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

SECTION 1     GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(b) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.8 hereof.

[1]	The “Investors” shall be those holders of Destiny Shares as of Closing that elect at the Closing to become a party to this Registration Rights Agreement.

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(d) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(e) “Registrable Securities” means (a) the Shares and (b) any Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(f) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(g) “SEC” or “Commission” means the Securities and Exchange Commission.

(h) “Securities Act” shall mean the Securities Act of 1933, as amended.

(i) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(j) “Shares” shall mean the Common Stock held by the Investors listed on Exhibit A hereto and their permitted assigns.

(k) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2     REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer. (a) Each Holder agrees not to make any disposition of all or any portion of the Shares unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

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(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary, a parent corporation that owns all of the capital stock of the Holder or a corporation affiliated with the Holder by common control with or by such Holder, provided that such affiliated corporation is not reasonably deemed to be a competitor of the Company, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing the Shares shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF

THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS

SUBJECT TO THE TERMS AND CONDITIONS OF A

CERTAIN REGISTRATION RIGHTS AGREEMENT BY AND

BETWEEN THE STOCKHOLDER AND THE COMPANY.

COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON

WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

(f) Notwithstanding anything contained in this Section 2.1 to the contrary, the Company agrees and acknowledges the pledge of the Shares held by GW Invest APS and APS KBUS 17 nr. 2101 to Amagerbanken Aktieselskab as described in Section 1.5(c) of the Acquisition Agreement.

2.2 Demand Registration. Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least a twenty five percent (25%) of the Registrable

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Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(a) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of Registrable Securities otherwise participating in such underwritten offering on a pro rata basis based on the number of Registrable Securities requested by such Holders to be included in such underwritten offering; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(b) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the date 180 days after the date of this Agreement;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to an underwritten public offering, other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering, other than

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pursuant to a Special Registration Statement, within ninety (90) days; provided that such right to delay a request pursuant to this clause (iv) or clause (v) below shall be exercised by the Company not more than once in any twelve (12) month period;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request pursuant to this clause (v) or clause (iv) above shall be exercised by the Company not more than once in any twelve (12) month period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below, in which case the Company shall comply with Section 2.4 upon such request; or

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing

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factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders of all Registrable Securities otherwise participating in such underwritten offering on a pro rata basis based on the number of Registrable Securities requested by such Holders to be included in such underwriting offering; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders, or

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(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than five hundred thousand dollars ($500,000), or

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement; provided, that such right to delay a request pursuant to this clause (iii) or clause (iv) below shall be exercised by the Company not more than once in any twelve (12) month period;

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request pursuant to this clause (iv) or clause (iii) above shall be exercised by the Company not more than once in any twelve (12) month period, or

(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.4,

(vi) if the Company has already effected four (4) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2, respectively.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon

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material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. If so directed by the Company, the Initiating Holders shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Initiating Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

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(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to promptly amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7 Termination of Registration Rights. A Holder’s registration rights shall expire if (a) such Holder (together with its affiliates) as reflected on the Company’s list of stockholders holds less than 1% of the Company’s outstanding Common Stock and (b) all Registrable Securities held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. If such an expiration of registration rights occurs with respect to any Holder then such Holder shall no longer be deemed to be a party to this Agreement, and will have no further obligations under this Agreement, including pursuant to Section 2.12 hereof.

2.8 Delay of Registration; Furnishing Information. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such

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information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.2, 2.3 or 2.4:

(a) Subject to Section 2.9(d), the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b) Subject to Section 2.9(d), each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary

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prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the

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indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least one million (1,000,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding; provided, that no Holder shall be bound by any additional obligations or liabilities on such Holder in any such amendment unless such Holder has approved such amendment by written consent. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period of one hundred eighty (180) days following the closing of the Share Exchange.

2.13 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the Holder’s obligations under Section 2.12 and this Section 2.13 or that are necessary to give further effect thereto. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that any transferee of any Registrable Securities shall be bound by Sections 2.12 and 2.13.

12.

2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3     MISCELLANEOUS.

3.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

3.3 Entire Agreement. This Agreement and the Exhibits hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

3.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.

3.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the Registrable Securities; provided, that no Holder shall be bound by any additional obligations or liabilities on such Holder in any such amendment or modification unless such Holder has approved such amendment or modification by written consent.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities; provided, that any such waiver must apply equally to all holders of Registrable Securities.

(c) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

14.

3.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under this Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

3.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.8 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

3.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.12 Effective Date Of Agreement. This Agreement and the rights and obligations contained herein shall be effective immediately upon and simultaneously with the Closing (as defined in the Acquisition Agreement).

[THIS SPACE INTENTIONALLY LEFT BLANK]

15.

COMPANY:

VERAZ NETWORKS, INC.

By:	/s/ Doug Sabella
Doug Sabella, Chief Executive Officer

Address: 926 Rock Ave., Suite 20
San Jose, CA 95131

NAME OF INVESTOR: Special Value Opportunity Fund, LLC Special Value Expansion Fund, LLC		NAME OF INVESTOR:
Eicon Dialogic Investment SRL

Signature:	/s/ Rajneesh Vig	Signature:	/s/ Gilles Gosselin
Printed Name:	Rajneesh Vig	Printed Name:	Gilles Gosselin
Title:	Partner	Title:	Manager

NAME OF INVESTOR:		NAME OF INVESTOR:
Oak X Affiliates Fund, Limited Partnership		Oak Investment Partners X, Limited Partnership

Signature:	/s/ Edward Glassmeyer	Signature:	/s/ Edward Glassmeyer
Printed Name:	Edward Glassmeyer	Printed Name:	Edward Glassmeyer
Title:	Managing Member	Title:	Managing Member

NAME OF INVESTOR:		NAME OF INVESTOR:
ApS KBUS 17 nr. 2101		TowerBrook Investors, L.P

Signature:	/s/ Nick Jensen	Signature:	/s/ Glenn Miller
Printed Name:	Nick Jensen	Printed Name:	Glenn Miller
		Title:	Attorney-in-Fact

NAME OF INVESTOR:		NAME OF INVESTOR:
Pierre McMaster		GW Invest ApS

Signature:	/s/ Pierre McMaster	Signature:	/s/ Mikael Konnerup
Printed Name:	Pierre McMaster	Printed Name:	Mikael Konnerup
		Title:	CEO

EXHIBIT A

SCHEDULE OF INVESTORS

Investor	Number of Shares of Common Stock (pre reverse split to be effective October 1, 2010)
Eicon Dialogic Investment SRL	31,279,086
Special Value Opportunity Fund, LLC	7,197,553
Special Value Expansion Fund, LLC	3,036,942
Oak Investment Partners X, Limited Partnership	7,684,463
Oak X Affiliates Fund, Limited Partnership	123,366
TowerBrook Investors, L.P.	11,547,228
ApS KBUS 17 nr. 2101	18,514,670
GW Invest ApS	18,514,670
Pierre McMaster	9,202,129

A-1

SCHEDULE OF INVESTORS